Filed Pursuant to Rule 433

Registration No. 333-216046

FINAL TERM SHEET

Philip Morris International Inc.

Dated October 31, 2017

1.875% Notes due 2019 2.500% Notes due 2022 3.125% Notes due 2028

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	1.875% Notes due November 1, 2019 (the “2019 Notes”) 2.500% Notes due November 2, 2022 (the “2022 Notes”) 3.125% Notes due March 2, 2028 (the “2028 Notes”)

Aggregate Principal Amount:	2019 Notes: $750,000,000 2022 Notes: $750,000,000 2028 Notes: $500,000,000

Maturity Date:	2019 Notes: November 1, 2019 2022 Notes: November 2, 2022 2028 Notes: March 2, 2028

Coupon:	2019 Notes: 1.875% 2022 Notes: 2.500% 2028 Notes: 3.125%

Interest Payment Dates:

2019 Notes: Semi-annually on each May 1 and November 1, commencing May 1, 2018

2022 Notes: Semi-annually on each May 2 and November 2, commencing May 2, 2018

2028 Notes: Semi-annually on each March 2 and September 2, commencing March 2, 2018

Price to Public:	2019 Notes: 99.803% of principal amount 2022 Notes: 99.571% of principal amount 2028 Notes: 99.295% of principal amount

Underwriting Discount:	2019 Notes: 0.15% of principal amount 2022 Notes: 0.30% of principal amount 2028 Notes: 0.45% of principal amount

Net Proceeds:	2019 Notes: $747,397,500 (before expenses) 2022 Notes: $744,532,500 (before expenses) 2028 Notes: $494,225,000 (before expenses)

Benchmark Treasury:	2019 Notes: 1.500% due October 31, 2019 2022 Notes: 2.000% due October 31, 2022 2028 Notes: 2.250% due August 15, 2027

Benchmark Treasury Price/Yield:	2019 Notes: 99-26 / 1.596% 2022 Notes: 99-30 1⁄4 / 2.012% 2028 Notes: 98-29 / 2.376%

Spread to Benchmark Treasury:	2019 Notes: +38 basis points 2022 Notes: +58 basis points 2028 Notes: +83 basis points

Yield to Maturity:	2019 Notes: 1.976% 2022 Notes: 2.592% 2028 Notes: 3.206%

Optional Redemption:

2019 Notes:

At any time: Make-whole redemption at Treasury plus 7 bps

2022 Notes:

Prior to October 2, 2022: Make-whole redemption at Treasury plus 10 bps

On or after October 2, 2022: Redemption at par

2028 Notes:

Prior to December 2, 2027: Make-whole redemption at Treasury plus 15 bps

On or after December 2, 2027: Redemption at par

Settlement Date (T+2):	November 2, 2017

CUSIP/ISIN:	2019 Notes: CUSIP Number: 718172 CC1 ISIN Number: US718172CC11 2022 Notes: CUSIP Number: 718172 CD9 ISIN Number: US718172CD93 2028 Notes: CUSIP Number: 718172 CE7 ISIN Number: US718172CE76

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. ING Financial Markets LLC Santander Investment Securities Inc.

Joint Co-Managers	BBVA Securities Inc. Goldman Sachs & Co. LLC UBS Securities LLC

Allocations:	2019 Notes	2022 Notes	2028 Notes
Barclays Capital Inc.	$112,500,000	$112,500,000	$75,000,000
Citigroup Global Markets Inc.	$112,500,000	$112,500,000	$75,000,000
Credit Suisse Securities (USA) LLC	$112,500,000	$112,500,000	$75,000,000
Deutsche Bank Securities Inc.	$112,500,000	$112,500,000	$75,000,000
ING Financial Markets LLC	$112,500,000	$112,500,000	$75,000,000
Santander Investment Securities Inc.	$112,500,000	$112,500,000	$75,000,000
BBVA Securities Inc.	$25,000,000	$25,000,000	$16,667,000
Goldman Sachs & Co. LLC	$25,000,000	$25,000,000	$16,667,000
UBS Securities LLC	$25,000,000	$25,000,000	$16,666,000
Total	$750,000,000	$750,000,000	$500,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, ING Financial Markets LLC at 1-646-424-6000 or Santander Investment Securities Inc. toll free at 1-855-403-3636.